        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports First-Quarter 2025 Financial Results
CHICAGO, Apr. 30, 2025 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted first-quarter revenue growth with increases in operating and adjusted operating income and margins. The Company also accelerated its stock repurchases in the quarter.
"Growth in PitchBook and Morningstar Credit contributed to a strong start to 2025," said Kunal Kapoor, Morningstar's chief executive officer. "We are supporting their growth and expanding our private credit and structured finance offerings with the acquisitions of Lumonic and DealX. While we remain focused on generating durable growth, the recent market volatility and increased economic uncertainty have caused us to be more cautious in our approach."
The Company's quarterly shareholder letter provides more context on its quarterly results and business performance and can be found at shareholders.morningstar.com.

First-Quarter 2025 Financial Highlights
•Reported revenue increased 7.2% to $581.9 million compared to the prior-year period; organic revenue grew 9.1%.
•Reported operating income increased 23.2% to $114.1 million; adjusted operating income increased 22.2%.
•Diluted net income per share increased 22.1% to $1.82; adjusted diluted net income per share increased 28.9% to $2.23.
•Cash provided by operating activities decreased 2.8% to $91.0 million. Free cash flow decreased 1.2% to $58.8 million.
•Share repurchases settled totaled 368,199 shares for $109.6 million.

First-Quarter 2025 Results
Revenue increased 7.2% to $581.9 million on a reported basis and 9.1% on an organic basis versus the prior-year period, driven by growth across most of the business. PitchBook and Morningstar Credit were the biggest contributors to reported and organic revenue growth.
Operating expense increased 3.9% to $467.8 million versus the prior-year period. Excluding the impact of intangible amortization and M&A-related expenses, operating expense increased 3.4%.
The largest contributor to the growth in reported operating expense was an increase of $8.2 million in compensation costs, due in part to severance costs related to the announced sunsetting of Morningstar Office, as well as higher salaries and benefits related to the Company's annual merit increase. Higher depreciation, technology infrastructure, and advertising and marketing costs also contributed to the increase in operating expense.
First-quarter operating income increased 23.2% to $114.1 million. Adjusted operating income was $135.4 million, an increase of 22.2%. First-quarter operating margin was 19.6%, compared with 17.1% in the prior-year period. Adjusted operating margin was 23.3% in the first quarter of 2025, versus 20.4% in the prior-year period.
Net income in the first quarter of 2025 was $78.5 million, or $1.82 per diluted share, compared with net income of $64.2 million, or $1.49 per diluted share, in the first quarter of 2024, an increase of 22.1% on a per diluted share basis. Adjusted diluted net income per share increased 28.9% to $2.23 in the first quarter of 2025, compared with $1.73 in the prior-year period.
The Company's effective tax rate was 25.9% in the first quarter of 2025 compared to 24.9% in the prior-year period.
Segment Highlights
Morningstar Direct Platform
Morningstar Direct Platform (formerly Morningstar Data and Analytics) contributed $199.2 million to consolidated revenue and $2.5 million to consolidated revenue growth, with revenue increasing 1.3% compared to the prior-year period, or 4.2% on an organic basis. Organic revenue growth excludes revenue associated with the divested Commodity and Energy Data business from the prior-year period and foreign currency impact. Higher revenue was driven by increases in Morningstar Direct and Morningstar Data. Morningstar Direct benefited from strength in its two core products, Morningstar Direct and Morningstar Direct Reporting Solutions, with growth across geographies. Morningstar Direct licenses increased 0.6%. Increases in the managed investment (fund) data, Morningstar Essentials, and equity data products helped drive Morningstar Data growth. These increases were partially offset by softness in research distribution, reflecting the loss of a large client who brought coverage in-house in 2024, and in Direct Web Services, which experienced higher planned churn as clients transitioned to an updated product.

Morningstar Direct Platform adjusted operating income decreased 4.5% to $87.1 million, and adjusted operating margin decreased 2.7 percentage points to 43.7% compared to the prior-year period. The decline in adjusted operating income and margin was primarily due to higher compensation costs driven in large part by merit and headcount increases; the impact of the sale of the Company’s Commodity and Energy Data business; and increased depreciation primarily driven by higher capitalized software costs for product enhancements in prior periods.
The Company has changed the name of this reportable segment to Morningstar Direct Platform. It also changed the composition of the key product areas within the segment (Morningstar Data, Morningstar Direct, and Morningstar Advisor Workstation). There were no changes to the overall composition of the reportable segment. For more detail, please see the quarterly shareholder letter and supplemental deck.
PitchBook
PitchBook contributed $163.7 million to consolidated revenue and $16.1 million to consolidated revenue growth, with revenue increasing 10.9% on a reported and 11.1% on an organic basis compared to the prior-year period. Higher revenue was primarily driven by the PitchBook platform. PitchBook platform growth drivers were consistent with recent quarters and reflected strength in PitchBook's core investor and advisor client segments, including private equity and investment banks. This was partially offset by continued softness in the corporate client segment, especially with smaller firms with more limited use cases when deal activity is depressed.
PitchBook licensed users grew 13.6% compared to the prior-year period, driven primarily by growth among PitchBook clients and the addition of new clients. With the LCD user migration near completion, the total user counts reflect legacy LCD clients, most of whom transitioned to the PitchBook platform in 2024 and are now included in licensed user counts.
PitchBook adjusted operating income increased 30.8% to $52.3 million, and adjusted operating margin increased 4.8 percentage points to 31.9%.
Morningstar Credit
Morningstar Credit contributed $73.0 million to consolidated revenue and $12.7 million to consolidated revenue growth, with revenue increasing 21.1% on a reported and 23.2% on an organic basis compared to the prior-year period. Organic revenue growth excludes current-period revenue associated with DealX, which was acquired in the quarter, and foreign currency impact. The increase was primarily driven by growth in the US and Europe, with particular strength in commercial mortgage-backed and asset-backed securities as structured finance ratings activity remained strong. Higher corporate and residential mortgage-backed securities related-revenue also contributed to growth.

Morningstar Credit adjusted operating income increased 74.0% to $21.4 million, and adjusted operating margin increased 8.9 percentage points to 29.3%.
Morningstar Wealth
Morningstar Wealth contributed $61.3 million to consolidated revenue and $2.3 million to consolidated revenue growth, with revenue increasing 3.9% compared to the prior-year period, or 7.9% on an organic basis. Organic revenue growth excludes platform revenue associated with US TAMP assets sold to AssetMark from the prior-year period, interim service fees received from AssetMark in the current period, and foreign currency impact. Growth was primarily driven by Investment Management, supported by higher revenue for Morningstar Model Portfolios offered on third-party platforms, and an increase in advertising sales.
Reported assets under management and advisement (AUMA) increased 10.8% to $63.8 billion compared with the prior-year period. Growth was driven by market performance, which contributed to higher asset values, and positive net flows to Morningstar Model Portfolios offered on third-party platforms outside the US and to the International Wealth Platform.
Morningstar Wealth adjusted operating loss was $0.8 million compared to a $5.6 million loss in the prior-year period, and adjusted operating margin was negative 1.3% compared with negative 9.5%. Adjusted operating loss excludes the impact of severance expense related to the planned sunsetting of Morningstar Office.

Morningstar Retirement
Morningstar Retirement contributed $32.9 million to consolidated revenue and $4.5 million to consolidated revenue growth, with revenue increasing 15.8% on a reported and organic basis compared to the prior-year period. AUMA increased 17.7% to $277.6 billion compared with the prior-year period, due to positive net flows and market gains, supported by strong growth in traditional and Advisor Managed Accounts and custom models.
Morningstar Retirement adjusted operating income increased 2.8% to $14.6 million, and adjusted operating margin decreased 5.6 percentage points to 44.4%, compared to the prior-year period. The decline in margin was primarily driven by a non-recurring expense related to a correction of client accounts as well as higher compensation costs, reflecting increased headcount and merit increases.

Corporate and All Other
Revenue attributable to Corporate and All Other contributed $51.8 million to consolidated revenue and $1.0 million to consolidated revenue growth, with reported revenue increasing 2.0% compared to the prior-year period. Higher investable product and licensed data revenue supported an increase in Morningstar Indexes revenue, which was partially offset by lower revenue for Morningstar Sustainalytics. The decline in Morningstar Sustainalytics revenue was primarily driven by the ongoing streamlining of the licensed-ratings offering; lower revenues for ESG Risk Ratings, due in part to vendor consolidation; and softness in second-party opinions.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $39.2 million compared with negative $41.3 million in the prior-year period.
Balance Sheet and Capital Allocation
As of March 31, 2025, the Company had cash, cash equivalents, and investments totaling $559.2 million and $803.7 million of debt, compared with $551.0 million and $698.6 million, respectively, as of Dec. 31, 2024.
Cash provided by operating activities decreased 2.8% to $91.0 million and free cash flow decreased 1.2% to $58.8 million in the first quarter of 2025. The decline in cash provided by operating activities and free cash flow was primarily driven by higher bonus payments in 2025 related to 2024 performance, largely offset by higher cash earnings and improvements in working capital. The Company made annual bonus payments of $163.5 million during the first quarter of 2025 compared with $123.9 million in the first quarter of 2024.
During the quarter, the Company increased its debt by $105.1 million, net. It repurchased $109.6 million of its shares, paid $38.5 million related to the previously announced acquisitions of DealX and Lumonic, net of cash acquired, and paid $19.5 million in dividends.
2025 Annual Meeting of Shareholders
The Company's 2025 Annual Meeting of Shareholders will be held at 9 a.m. Central time on Friday, May 9, at Morningstar's corporate headquarters at 22 W. Washington St. in Chicago. Registration details are available at shareholders.morningstar.com. The meeting will cover the official business described in Morningstar's 2025 proxy statement and include presentations from members of Morningstar's management team, along with a live question and answer session open to participants both in-person and online.
Use of Non-GAAP Financial Measures
Organic revenue, adjusted operating income (loss), adjusted operating margin, adjusted diluted net income per share, and free cash flow are non-GAAP financial measures. The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission (the SEC), generally every month.
About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, institutional investors in the debt and private capital markets, and alliances and redistributors. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $341 billion in AUMA as of March 31, 2025. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "aim," "committed," "consider," "estimate," "future," "goal," "is designed to," "maintain," "may," "might," "objective," "ongoing," "could," "expect," "intend," "plan," "possible," "potential," "seek," "anticipate," "believe," "predict," "prospects," "continue," "strategy," "strive," "will," "would," "determine," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; changing economic conditions, including prolonged volatility, recessions, or downturns affecting the financial sector and global financial markets, and the impacts of global trade policies, may negatively impact our financial results, including those of our asset-based businesses; compliance failures, regulatory action, or changes in laws applicable to our regulated businesses; failing to innovate our product and service offerings or meet or anticipate our clients’ changing needs; impact of artificial intelligence technologies on our business and reputation, and the legal risks as they are incorporated into our products and tools; failure to detect errors in our products or failure of our products to perform properly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; failing to scale our operations, increase productivity in order to implement our business plans and strategies; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs to address materially disruptive events; failure of our strategic transactions, acquisitions, divestitures and investments in companies or technologies to yield expected business or financial benefits, negatively impacting our operating results and our ability to deliver long-term value to shareholders; failing to maintain growth across our businesses due to changes in geopolitics and the regulatory landscape; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness (and rising interest rates) on our cash flow and financial and operational flexibility; liability, costs and reputational risks relating to environmental, social and governance considerations; our dependence on third-party service providers in our operations; inadequacy of our insurance coverage; challenges in accounting for tax complexities in the global jurisdictions we operate in could materially affect our tax obligations and tax rates; the potential and impact of vendor consolidation and clients' strategic decisions to replace our products and services with in-house products and services; our ability to build and maintain short-term and long-term shareholder value and pay dividends to our shareholders; our ability to maintain existing business and renewal rates and to gain new business; the impact of recently issued accounting pronouncements on our consolidated financial statements and related disclosure; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q, and 8-K.
# # #
Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2025 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31,
(in millions, except per share amounts)	2025	2024	Change

Revenue	$581.9	$542.8	7.2%
Operating expense:
Cost of revenue	231.4	218.1	6.1%
Sales and marketing	112.6	104.6	7.6%
General and administrative	76.5	80.3	(4.7)%
Depreciation and amortization	47.3	47.2	0.2%
Total operating expense	467.8	450.2	3.9%

Operating income	114.1	92.6	23.2%
Operating margin	19.6%	17.1%	2.5 pp

Non-operating expense, net:
Interest expense, net	(5.4)	(11.5)	NMF
Other income (expense), net	(0.2)	5.9	NMF
Non-operating expense, net	(5.6)	(5.6)	—%

Income before income taxes and equity in investments of unconsolidated entities	108.5	87.0	24.7%
Equity in investments of unconsolidated entities	(2.6)	(1.5)	NMF
Income tax expense	27.4	21.3	28.6%
Consolidated net income	$78.5	$64.2	22.3%

Net income per share:
Basic	$1.83	$1.50	22.0%
Diluted	$1.82	$1.49	22.1%
Weighted average shares outstanding:
Basic	42.8	42.7
Diluted	43.1	43.0
_________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(in millions)	As of March 31, 2025	As of December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$511.5	$502.7
Investments	47.7	48.3
Accounts receivable, net	342.1	358.1
Income tax receivable	9.4	12.4
Other current assets	101.6	92.6
Total current assets	1,012.3	1,014.1

Goodwill	1,601.1	1,562.0
Intangible assets, net	420.4	408.8
Property, equipment, and capitalized software, net	221.6	218.9
Operating lease assets	172.1	181.2
Investments in unconsolidated entities	76.2	85.3
Deferred tax assets	45.9	43.2
Other assets	36.7	35.4
Total assets	$3,586.3	$3,548.9

Liabilities and equity
Current liabilities:
Deferred revenue	$595.3	$540.8
Accrued compensation	132.6	272.2
Accounts payable and accrued liabilities	92.6	87.3
Operating lease liabilities	37.7	35.1
Income tax payable	46.7	30.5
Other current liabilities	7.4	1.4
Total current liabilities	912.3	967.3

Operating lease liabilities	161.7	170.3
Accrued compensation	22.6	21.0
Deferred tax liabilities	29.8	27.6
Long-term debt	803.7	698.6
Income tax payable	12.5	11.7
Other long-term liabilities	34.5	33.8
Total liabilities	1,977.1	1,930.3
Total equity	1,609.2	1,618.6
Total liabilities and equity	$3,586.3	$3,548.9

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
(in millions)	2025	2024
Operating activities
Consolidated net income	$78.5	$64.2
Adjustments to reconcile consolidated net income to net cash flows from operating activities	53.5	43.0
Changes in operating assets and liabilities, net	(41.0)	(13.6)
Cash provided by operating activities	91.0	93.6
Investing activities
Capital expenditures	(32.2)	(34.1)
Acquisitions, net of cash acquired	(38.5)	—
Purchases of investments in unconsolidated entities	(1.2)	(2.8)
Other, net	1.2	10.2
Cash used for investing activities	(70.7)	(26.7)
Financing activities
Common shares repurchased	(109.6)	—
Dividends paid	(19.5)	(17.3)
Repayments of debt	(40.0)	(113.1)
Proceeds from debt	145.0	90.0
Other, net	—	(3.1)
Cash used for financing activities	(24.1)	(43.5)
Effect of exchange rate changes on cash and cash equivalents	12.6	(7.6)
Net increase in cash and cash equivalents	8.8	15.8
Cash and cash equivalents-beginning of period	502.7	337.9
Cash and cash equivalents-end of period	$511.5	$353.7

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended March 31,
(in millions)	2025	2024	Change	Organic
Morningstar Direct Platform
Revenue	$199.2	$196.7	1.3%	4.2%
Adjusted Operating Income	87.1	91.2	(4.5)%
Adjusted Operating Margin	43.7%	46.4%	(2.7) pp

PitchBook
Revenue	$163.7	$147.6	10.9%	11.1%
Adjusted Operating Income	52.3	40.0	30.8%
Adjusted Operating Margin	31.9%	27.1%	4.8 pp

Morningstar Credit
Revenue	$73.0	$60.3	21.1%	23.2%
Adjusted Operating Income	21.4	12.3	74.0%
Adjusted Operating Margin	29.3%	20.4%	8.9 pp

Morningstar Wealth
Revenue	$61.3	$59.0	3.9%	7.9%
Adjusted Operating Loss	(0.8)	(5.6)	NMF
Adjusted Operating Margin	(1.3)%	(9.5)%	8.2 pp

Morningstar Retirement
Revenue	$32.9	$28.4	15.8%	15.8%
Adjusted Operating Income	14.6	14.2	2.8%
Adjusted Operating Margin	44.4%	50.0%	(5.6) pp

Consolidated Revenue
Total Reportable Segments	$530.1	$492.0	7.7%
Corporate and All Other (1)	51.8	50.8	2.0%
Total Revenue	$581.9	$542.8	7.2%	9.1%

Consolidated Adjusted Operating Income
Total Reportable Segments	$174.6	$152.1	14.8%
Less: Corporate and All Other (2)	(39.2)	(41.3)	NMF
Adjusted Operating Income	$135.4	$110.8	22.2%
Adjusted Operating Margin	23.3%	20.4%	2.9 pp
____________________________________________________________________________________________
(1) Corporate and All Other provides a reconciliation between revenue from the Company's Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $28.8 million and $30.8 million for the three months ended Mar. 31, 2025 and 2024, respectively. Revenue from Morningstar Indexes was $23.0 million and $20.0 million for the three months ended Mar. 31, 2025 and 2024, respectively.
(2) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. During the first three months of 2025 and 2024, unallocated corporate expenses were $41.8 million and $40.9 million, respectively. Unallocated corporate expenses include finance, human resources, legal, marketing, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of March 31,
AUMA (approximate) ($bil)	2025	2024	Change
Morningstar Retirement
Managed Accounts	$162.8	$136.1	19.6%
Fiduciary Services	65.6	57.8	13.5%
Custom Models/CIT	49.2	42.0	17.1%
Morningstar Retirement (total)	$277.6	$235.9	17.7%
Investment Management
Morningstar Model Portfolios (1)	$44.5	$40.6	9.6%
Institutional Asset Management	6.9	7.3	(5.5)%
Asset Allocation Services	12.4	9.7	27.8%
Investment Management (total)	$63.8	$57.6	10.8%

Asset value linked to Morningstar Indexes ($bil)	$208.7	$190.2	9.7%

	Three months ended March 31,
	2025	2024	Change
Average AUMA ($bil)	$339.8	$289.7	17.3%
______________________________________________________________________________________________________________________________
(1) Includes AUMA in Morningstar Model Portfolios and assets on the International Wealth Platform invested in third-party model portfolios.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with US Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:

•"Organic Revenue" is consolidated revenue before (1) acquisitions and divestitures, (2) adoption of new accounting standards or revisions to accounting practices (accounting changes), and (3) the effect of foreign currency translations.
•"Adjusted Operating Income (Loss)" is consolidated operating income (loss) excluding (1) intangible amortization expense, (2) the impact of merger, acquisition, and divestiture-related activity which, when applicable, may include certain non-recurring expenses such as pre-deal due diligence, transaction costs, contingent consideration, severance, and post-close integration costs (M&A-related expenses), and (3) certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance.
•"Adjusted Operating Margin" is operating margin excluding (1) intangible amortization expense, (2) M&A-related expenses, and (3) certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance.
•"Adjusted Diluted Net Income Per Share" is consolidated diluted net income per share excluding (1) intangible amortization expense, (2) M&A-related expenses, and (3) non-operating gains, losses, and certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance (non-operating (gains) losses, and other).
•"Free Cash Flow" is cash provided by or used for operating activities less capital expenditures.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure of performance promulgated by GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures (including sale of assets), Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income (loss), adjusted operating margin, and adjusted diluted net income per share to better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of intangible amortization expense, M&A-related expenses and certain other one-time, non-recurring items.
In addition, Morningstar presents free cash flow solely as a supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business.

	Three months ended March 31,
(in millions)	2025	2024	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$581.9	$542.8	7.2%
Acquisitions	(0.3)	—	NMF
Divestitures	(3.7)	(8.7)	(57.5)%
Effect of foreign currency translations	4.6	—	NMF
Organic revenue	$582.5	$534.1	9.1%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$114.1	$92.6	23.2%
Intangible amortization expense	14.4	17.7	(18.6)%
M&A-related expenses	6.9	0.5	NMF
Adjusted operating income	$135.4	$110.8	22.2%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	19.6%	17.1%	2.5 pp
Intangible amortization expense	2.5%	3.2%	(0.7) pp
M&A-related expenses	1.2%	0.1%	1.1 pp
Adjusted operating margin	23.3%	20.4%	2.9 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.82	$1.49	22.1%
Intangible amortization expense	0.25	0.30	(16.7)%
M&A-related expenses	0.12	0.01	NMF

	Three months ended March 31,
(in millions)	2025	2024	Change
Non-operating (gains) losses, and other (1)	0.04	(0.07)	NMF
Adjusted diluted net income per share	$2.23	$1.73	28.9%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$91.0	$93.6	(2.8)%
Capital expenditures	(32.2)	(34.1)	(5.6)%
Free cash flow	$58.8	$59.5	(1.2)%
______________________________________________________________________
NMF - Not meaningful, pp - percentage points
(1) Reflects realized and unrealized gains and losses on investments in the three months ended March 31, 2025 and March 31, 2024. In addition, for the three months ended March 31, 2025, includes the holding loss on our previously held equity interest in DealX.